Exhibit 99.1

American States Water Company Announces CPUC Decision Approving New Water Rates at GSWC and U.S. Government’s Concurrence of Price Redetermination at ASUS

SAN DIMAS, Calif.--(BUSINESS WIRE)--December 20, 2016--American States Water Company (NYSE:AWR) announced that on December 15, 2016, the California Public Utilities Commission (“CPUC”) approved the water general rate case for AWR’s wholly owned subsidiary, Golden State Water Company (“GSWC”). GSWC had filed a general rate case application in July 2014 for all of its water regions and the general office to determine new rates for the years 2016 – 2018. The new rates approved by the CPUC are retroactive to January 1, 2016. Among other things, the final decision authorizes GSWC to invest approximately $250 million in capital infrastructure for years 2015 through 2017 in order to continue to provide safe and reliable water to its customers. Adopted revenues for 2016 associated with capital infrastructure are based on CPUC-approved projected capital expenditures for 2015 and 2016.

Due to the delay in the water rate case, water revenues as reported for the nine months ended September 30, 2016 had been adjusted based on settlements reached with the CPUC’s Office of Ratepayer Advocates (“ORA”) to reflect reductions in (i) supply costs caused by lower consumption, (ii) depreciation expense resulting from an updated depreciation study, and (iii) other operating expenses. The primary litigated issues in the rate case related to GSWC’s capital expenditure requests and compensation for managerial level employees. Due to the unpredictability of the final decision outcome, the water revenues reported for the nine months ended September 30, 2016 in the company’s Form 10-Q filed with the Securities and Exchange Commission on November 2, 2016, reflected the assumption that the CPUC would adopt GSWC’s position in its entirety on these two litigated issues. The final decision issued by the CPUC on December 15, 2016, among other things, (i) authorized 87% of GSWC’s capital requests in customer rates, (ii) allowed only a portion of the executive incentive programs, (iii) approved recovery for certain expenses incurred in prior years, and (iv) adopted consumption levels which reflect state-mandated conservation targets that were imposed by the governor of California during the processing of the application. In addition, in accordance with the settlement between GSWC and ORA, the decision used updated inflation index values to calculate operating expense increases for 2015 and 2016. These recent inflation indices are much lower than the inflation indices used in July 2014 when the water rate case application was filed.

As a result of all the factors discussed above, diluted earnings at AWR’s water utility segment for the nine months ended September 30, 2016 would have been lower by approximately $0.07 per share from our reported results. Because the new rates are retroactive to January 1, 2016, this cumulative impact will be recorded during the fourth quarter of 2016. Rate increases for 2017 and 2018 will be subject to an earnings test and fluctuations in market indices.

Also during the fourth quarter of 2016, AWR’s contracted services segment, American States Utility Services, Inc. (“ASUS”), received a notice regarding one of its contracts that the U.S. government has concurred with ASUS’s final submission of a price redetermination filing. This notice, the impact of which will be reflected in a contract modification to be issued, will result in the recognition in the fourth quarter of 2016 of approximately $0.03 per share in retroactive operating revenues for periods through September 30, 2016.

Although the net earnings impact from these two retroactive adjustments was a negative $0.04 per share, management does not expect reported earnings per share for the consolidated company to be substantially different from the analysts’ consensus estimate of $1.62 for 2016 (source: Thomson Reuters).

Forward Looking Statements

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

About American States Water Company

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 261,000 customers located throughout 10 counties in Northern, Coastal and Southern California. The Company also distributes electricity to approximately 24,000 customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country under 50-year privatization contracts with the U.S. government.

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707